Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS STRONG SECOND QUARTER

2011 RESULTS OF OPERATIONS AND ANNOUNCES STOCK REPURCHASE PROGRAM

Bensenville, Ill – August 4, 2011— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reported financial results for its second quarter ended June 30, 2011.

Second Quarter 2011 Financial Highlights

•	Revenues of $43 million, a 173% year over year increase, and a 13% sequential increase

•	Gross margin of 63%, an increase from 46% in the year ago quarter

•	Operating margin of 54%, an increase from 25% in the year ago quarter

•	Six inch wafers sales of $13.9 million, a 216% year over year increase, and a 62% sequential increase

•	GAAP diluted earnings per share of $0.41 (after one-time tax adjustment) compared to $0.18 in the prior year quarter

•	Non-GAAP diluted earnings per share of $0.59 (based on 40 percent tax rate)

“During the second quarter, we delivered strong financial and operational results driven by increased demand for our six inch polished wafer product,” said Raja Parvez, President and CEO of Rubicon Technologies. “Our capacity expansion and increased efficiencies at our new factories helped meet the strong customer demand and drove growth in revenue and operating income.”

“In addition, we remain uniquely positioned to take advantage of the growth in the large diameter sapphire wafer market, as we made solid progress in adding large diameter polishing capacity and increased our output of large diameter crystal from our new crystal growth facility. These actions, coupled with on-going efficiency improvements, have led to further wafer and core cost savings,” continued Parvez.

Commenting on tax accruals, William Weissman, Rubicon’s Chief Financial Officer said, “During the quarter, based on a number of considerations, including our strong earnings performance, we determined that it was appropriate to reverse our tax valuation allowance and begin accruing for federal income tax. Previously, we had indicated that our effective tax rate for the second through fourth quarters of this year would be approximately 40 percent, to be applied to earnings for the remainder of the year. Upon further consultation with our advisors, we have instead recorded a one-time adjustment that increased the tax expense in the second quarter but lowers the effective tax rate to be applied to earnings in the second half of this year to approximately 34 percent. Our projected effective tax rate for 2012 remains at 30 to 35 percent.”

Third Quarter 2011 Guidance

Commenting on the outlook for the third quarter of 2011, Mr. Parvez said, “As larger diameter substrates offer chip manufacturers the potential to realize significant savings through both the increased usable area of the wafer and the efficiencies gained in the manufacturing processes, we are forecasting continued strong demand for our six inch polished wafers in the third quarter as our customers continue to ramp their six inch production capacity.”

“Prolonged weakness in the LED backlighting market is now having an impact on demand for two through four inch diameter cores,” Mr. Parvez added. “We have limited visibility at the moment for new core sales and, given our polishing customers have ample core inventory at the moment, current pricing for two through four inch diameter cores is down as much as 60 percent sequentially. While we believe this situation will improve by the end of the quarter, it will have an impact on our third quarter results.”

Mr Parvez continued, “We are projecting third quarter revenue to be between $28 million and $34 million with diluted earnings per share of between $0.23 and $0.30 based on an effective tax rate of 34 percent and a diluted share count of 24 million shares. Additionally, due to our favorable product mix and our industry leading low cost structure, we expect our gross margin to be in the 40 to 45 percent range, despite the previously referenced decline in two through four inch diameter core pricing.”

Stock Repurchase Program

The Company also announced that its Board of Directors has recently authorized a stock repurchase program to purchase up to $25,000,000 of common stock over a period of two years.

The stock repurchase program authorizes the Company to repurchase shares of its common stock in the open market at times and prices considered appropriate by the Company depending upon prevailing market conditions and other corporate considerations. Rubicon currently has 23,039,548 common shares outstanding.

“The stock repurchase program is a reflection of the Company’s strong financial position and ongoing commitment to increasing shareholder value”, said Mr. Parvez. “We believe that, at current price levels, Rubicon’s shares are an attractive investment, and our repurchase program reflects our continuing confidence in our market position and prospects for the future.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on August 4, 2011 to review the highlights of the second quarter 2011 results and the third quarter 2011 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on August 12, 2011, and can be accessed by dialing (888) 286-8010 or (617) 801-6888 (international). Callers should reference conference ID 35256297. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of 2011, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

William Weissman

Chief Financial Officer

847-457-3610

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2011 (unaudited)	June 30, 2010 (unaudited)
Assets
Cash and cash equivalents	$19,973	$20,910
Restricted cash	542	506
Short-term investments	63,000	72,825
Accounts receivable, net	31,243	9,239
Inventories, net	12,615	6,834
Deferred tax assets	1,990	—
Other current assets	13,162	5,013

Total current assets	142,525	115,327

Property and equipment, net	103,624	56,122
Investments	2,000	2,000
Deferred tax assets	1,339	—

Total assets	$249,488	$173,449

Liabilities and Stockholders’ Equity
Accounts payable	$8,465	$3,269
Corporate income and franchise taxes	2,084	151
Accrued and other current liabilities	4,651	3,219

Total liabilities	15,200	6,639

Stockholders’ equity	234,288	166,810

Total liabilities and stockholders’ equity	$249,488	$173,449

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenue	$43,028	$15,787	$80,998	$27,303
Cost of goods sold	15,828	8,562	29,823	15,925

Gross profit	27,200	7,225	51,175	11,378

General and administrative expenses	3,056	2,436	5,977	4,577
Sales and marketing expenses	388	306	765	563
Research and development expenses	410	234	837	446
Loss on disposal of assets	7	305	7	305

Total operating expenses	3,861	3,281	7,586	5,891

Income from operations	23,339	3,944	43,589	5,487

Other income (expense):
Interest income (expense) and other, net	64	30	145	102

Income before income taxes	23,403	3,974	43,734	5,589
Income tax expense	13,495	86	14,722	126

Net income	$9,908	$3,888	$29,012	$5,463

Net income per common share:
Basic	$0.43	$0.19	$1.26	$0.27
Diluted	$0.41	$0.18	$1.21	$0.25

Weighted average common shares outstanding used in computing net income per common share:
Basic	23,031,039	20,790,208	23,012,326	20,517,277
Diluted	23,928,408	21,912,520	23,936,026	21,675,190

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$9,908	$3,888	$29,012	$5,463
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	2,244	1,392	4,265	2,790
Other	891	860	1,757	1,310
Deferred tax assets	(3,329)	—	(3,329)	—
Excess tax benefits from stock-based compensation	(10,711)	—	(10,711)	—
Changes in operating assets and liabilities
Accounts receivable, net	(8,528)	(1,928)	(12,567)	(4,272)
Inventories	(1,365)	(199)	(1,442)	(237)
Other current assets	(1,743)	(997)	(3,448)	(1,565)
Accounts payable	2,608	1,584	(825)	1,213
Accrued expenses and other current liabilities	8,550	1,020	12,046	1,642

Net cash provided by (used in) operating activities	(1,475)	5,620	14,758	6,344

Cash flows from investing activities
Purchases of property and equipment	(14,302)	(15,835)	(25,385)	(19,692)
Purchases of investments net of proceeds from sales of investments	2,376	(43,937)	3,113	(32,187)

Net cash (used in) investing activities	(11,926)	(59,772)	(22,272)	(51,879)

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	—	61,789	—	61,789
Excess tax benefits from stock-based compensation	10,711	—	10,711	—
Other financing activities	4	719	732	753

Net cash provided by financing activities	10,715	62,508	11,443	62,542

Net effect of currency translation	(4)	49	(29)	43

Net increase (decrease) in cash and cash equivalents	(2,690)	8,405	3,900	17,050
Cash and cash equivalents, beginning of period	22,663	12,505	16,073	3,860

Cash and cash equivalents, end of period	$19,973	$20,910	$19,973	$20,910

Rubicon Technology, Inc.

Q2 2011 Reconciling items to Financial Statements - GAAP to non-GAAP, Consolidated Statements of Operations

(in thousands except share and per share amounts)

	Three months ended June 30, 2011
	GAAP	Adjustments		Non-GAAP
Revenue	$43,028			$43,028
Cost of goods sold	15,828			15,828

Gross profit	27,200			27,200

General and administrative expenses	3,056			3,056
Sales and marketing expenses	388			388
Research and development expenses	410			410
Loss on disposal of assets	7			7

Total operating expenses	3,861			3,861

Income from operations	23,339			23,339

Other income (expense):
Interest income (expense) and other, net	64			64

Income before income taxes	23,403			23,403
Income tax expense	13,495	(4,134	) (a)	9,361

Net income	$9,908			$14,042

Net income per common share:
Basic	$0.43			$0.61
Diluted	$0.41			$0.59

Weighted average common shares outstanding used in computing net income per common share:
Basic	23,031,039			23,031,039
Diluted	23,928,408			23,928,408

(a)	One time adjustment to income tax provision.